As filed with the Securities and Exchange Commission on April 30, 1996.

                                                     Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549
                                   ----------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   ----------
                               ANGEION CORPORATION
             (Exact name of registrant as specified in its charter)

         MINNESOTA                                          41-1579150
(State or other jurisdiction of                          (I.R.S. Employer
incorporation or organization)                           Identification No.)

                         3650 ANNAPOLIS LANE, SUITE 170
                         PLYMOUTH, MINNESOTA 55447-5434
                                 (612) 550-9388
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                   ----------

                             DAVID L. CHRISTOFFERSON
                         3650 ANNAPOLIS LANE, SUITE 170
                         PLYMOUTH, MINNESOTA 55447-5434
                                 (612) 550-9388
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 ---------------

                                   Copies to:
                             Thomas C. Thomas, Esq.
                          Oppenheimer Wolff & Donnelly
                                 3400 Plaza VII
                             45 South Seventh Street
                          Minneapolis, Minnesota 55402
                                 (612) 344-9300

                                 ---------------

                  Approximate date of commencement of proposed
                 sale to the public: From time to time after the effective date of this Registration Statement.

                                 ---------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [__]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [__]

                                                   CALCULATION OF REGISTRATION FEE
                                                          PROPOSED MAXIMUM                  PROPOSED MAXIMUM           AMOUNT OF
   TITLE OF EACH CLASS OF        AMOUNT TO BE              OFFERING PRICE                  AGGREGATE OFFERING        REGISTRATION
 SECURITIES TO BE REGISTERED      REGISTERED                 PER UNIT(1)                        PRICE(1)                  FEE
- ----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01
par value ...................     2,394,849 Shares             $10.25                           $24,547,202.25           $8,464.56
- ----------------------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based upon the average of the high and low sales prices of the registrant's Common Stock in the national over-the-market on April 26, 1996, as reported by the Nasdaq National Market.

                             -----------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.




PROSPECTUS
                               ANGEION CORPORATION
                        2,394,849 SHARES OF COMMON STOCK

     This Prospectus relates to 2,394,849 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock), of Angeion Corporation (the "Company") that may be offered for sale for the account of certain shareholders of the Company as stated herein under the heading "Selling Shareholders." The Shares being offered by the Selling Shareholders hereunder include (i) 834,999 shares of Common Stock issuable upon the exercise of warrants originally issued in connection with the Company's 1994 bridge financing (the "Bridge Warrants");
(ii) 359,850 shares of Common Stock issued upon the exercise of warrants originally issued to the placement agent for the Company's public offering completed on September 19, 1994 (the "Placement Agent Warrants"); (iii) 75,000 shares of Common Stock issuable upon the exercise of a warrant issued in July 1992 to Glen Taylor (the "Taylor Warrant") (collectively with the Placement Agent Warrants and the Bridge Warrants, the "Warrants"); (iv) 875,000 shares of Common Stock held by St. Jude Medical ("St. Jude") issuable upon conversion of the Company's Series A Preferred Stock (the "Preferred Stock"); and (v) 250,000 shares of Common Stock held by St. Jude issuable upon conversion of the Company's Convertible Subordinated Debenture (the "Debenture"). No period of time has been fixed within which the Shares covered by this Prospectus may be offered or sold.

     The Selling Shareholders have advised the Company that sales of the Shares offered hereunder by them, or by their pledgees, donees, transferees or other successors in interest, may be made from time to time in the over-the-counter market, through negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. The Shares may be sold by one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
(b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. Sales may be made pursuant to this Prospectus to or through broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of Shares for whom such broker-dealer may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). One or more supplemental prospectuses will be filed pursuant to Rule 424 under the Securities Act of 1933, as amended (the "Securities Act") to describe any material arrangements for the sales of the Shares offered hereunder when such arrangements are entered into by any of the Selling Shareholders and any other broker-dealers that participate in the sale of the Shares. In addition, any Shares that qualify for sale pursuant to Rule 144 under the Securities Act may be sold, under Rule 144 rather than pursuant to this Prospectus.

     THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVE CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

     The Selling Shareholders and any broker-dealers or other persons acting on their behalf in connection with the sale of Shares hereunder may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit realized by them on the resale of Shares as principals may be deemed to be underwriting commissions under the Securities Act. As of the date hereof, there are no special selling arrangements between any broker-dealer or other person and any Selling Shareholder.

     The Company will not receive any part of the proceeds of any sales of Shares pursuant to this Prospectus. Pursuant to the terms of the Warrants, the Preferred Stock and the Debenture,



                                       1



the Company will pay all the expenses of registering the Shares, except for selling expenses (including any fees and commissions payable to broker-dealers or other persons) incurred by the Selling Shareholders, which will be borne by the Selling Shareholders. In addition, the Warrants, the Preferred Stock and the Debenture provide for certain other usual and customary terms, including indemnification by the Company of the Selling Shareholders against certain liabilities arising under the Securities Act.

     The Company's Common Stock is traded on the Nasdaq National Market under the symbol "ANGN." On April 26, 1996, the closing sale price of the Common Stock on the Nasdaq National Market was $10.375 per share.

                             -----------------------

             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
                BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY
             STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND
          EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
              UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             -----------------------

No person has been authorized to give any information or to make any representations not contained or incorporated by reference in this Prospectus in connection with the offer described in this Prospectus and, if given or made, such information and representations must not be relied upon as having been authorized by the Company or the Selling Shareholders. Neither the delivery of this Prospectus nor any sale made under this Prospectus shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or since the date of any documents incorporated herein by reference. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates, or an offer or solicitation in any state to any person to whom it is unlawful to make such offer in such state.


                 THE DATE OF THIS PROSPECTUS IS APRIL 30, 1996.



                                        2



                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company pursuant to the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act. This Prospectus does not contain all of the information, exhibits and undertakings set forth in the Registration Statement, certain portions of which are omitted as permitted by the Rules and Regulations of the Commission. Copies of the Registration Statement and the exhibits are on file with the Commission and may be obtained, upon payment of the fee prescribed by the Commission, or may be examined, without charge, at the offices of the Commission set forth above. For further information, reference is made to the Registration Statement and its exhibits.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by the Company (File No. 0-17019) are incorporated into this Prospectus by reference: (a) Annual Report on Form 10-K for the year ended July 31, 1995; (b) Quarterly Reports on Form 10-Q for the quarters ended October 31, 1995 and January 31, 1996; (c) Current Report on Form 8-K, dated October 31, 1995; (d) Current Report on Form 8-K, dated April 8, 1996; (e) all other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Exchange Act since July 31, 1995; (f) the description of the Company's Common Stock contained in its Registration Statement on Form 8-A and any amendments or reports filed for the purpose of updating such description; and (g) the description of the Company's Series B Junior Preferred Stock contained in its Registration Statement on Form 8-A and any amendments or reports filed for the purpose of updating such description.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which are incorporated by reference in this Prospectus, other than exhibits to such



                                        3



documents (unless such exhibits are specifically incorporated by reference in such documents). Written requests for such copies should be directed to Angeion Corporation, 3650 Annapolis Lane, Suite 170, Minneapolis, Minnesota 55447-5434,
Attention: David L. Christofferson, Chief Financial Officer; telephone number:
(612) 550-9388.


                                   THE COMPANY

     Angeion Corporation is engaged in designing, developing and manufacturing two types of products to treat and potentially cure irregular heartbeats (arrhythmias). The Company's Implantable Technology Division is developing the Sentinel series of implantable cardioverter defibrillators ("ICDs"), which are designed to treat rapid heartbeats in the ventricular (or lower) chambers of the heart, a condition known as ventricular tachycardia ("VT"), and a severe form of VT known as ventricular fibrillation ("VF") which if not terminated will lead to a sudden cardiac death ("SCD") episode. The Company believes, based upon industry analyses and attendance by management at industry meetings, that its first product, the Sentinel 2000, is the smallest and one of the most technologically advanced ICDs under development today. The Company's Interventional Technology Division is developing a radio frequency ("RF") catheter ablation system that it believes will provide a potential cure for certain forms of atrial fibrillation (rapid heartbeats originating in the upper chambers of the heart), and a laser catheter ablation system that it believes will provide a potential cure for certain forms of VT.

     The Company has a strategic alliance with Pacesetter, Inc. ("Pacesetter"), a subsidiary of St. Jude. This arrangement, among other things, provides Pacesetter with worldwide OEM marketing rights, on a co-exclusive basis with the Company, to certain of the Company's products for a period that may not be less than seven years. The Company retains the right to market and sell defibrillator and laser catheter products worldwide under its own label and, subject to certain specified limitations and qualifications, to manufacture the products it sells to Pacesetter.

     The Company, a Minnesota corporation organized in 1986, has its principal executive offices at 3650 Annapolis Lane, Suite 170, Plymouth, Minnesota 55447-5434. Its telephone number is (612) 550-9388.

                                  RISK FACTORS

     The following risk factors relating to the Company should be considered in evaluating an investment in the Common Stock.

CONTINUING OPERATING LOSSES; PROFITABILITY UNCERTAIN

     The Company has incurred net operating losses from continuing operations due primarily to costs incurred in the research and development of the Company's products, and the Company expects to incur additional operating losses over the next several years as the Company continues to fund research and development (including clinical trials) relating to its ICDs and catheter ablation systems. The Company's ability to achieve profitability is dependent in part on obtaining regulatory approvals for its products and developing the capacity to manufacture and sell its products successfully. There can be no assurance that the Company will obtain the required regulatory approvals on a timely basis or at all, successfully develop, commercialize, manufacture and market its products, or ever achieve profitability.



                                        4



NEED FOR ADDITIONAL FINANCING

     The timing of the Company's future capital requirements will depend on a number of factors, including progress with preclinical and clinical trials; time and costs involved in obtaining regulatory approvals; costs involved in filing, prosecuting and enforcing patents or defending against patent infringement claims; competing technological and market developments; and costs of manufacturing and marketing scale-up. In any event, the Company will likely require additional capital to complete development and commence commercial manufacturing and marketing of its products. There can be no assurance, however, that such additional financing will be available on acceptable terms, or at all. If additional funds are raised by issuing equity securities, further dilution to then existing shareholders may result. If the Company is unable to obtain additional funds as needed, the Company may be required to significantly curtail one or more of its research and development programs which would have a material adverse impact on the Company.

LACK OF PMA APPROVAL; INITIAL U.S. REVENUES MAY BE LIMITED

     The Company will not be able to commence marketing and commercial sales of its products in the U.S. until it receives FDA approval, which will only be granted following filing of a PreMarket Approval (PMA") application. An investigational device exemption ("IDE") submission, a necessary first step prior to filing a PMA, was filed for the Sentinel 2000 system in September 1995. The Company received IDE approval for the Sentinel 2000 system at the end of October 1995. The IDE allows the Company to conduct clinical trials of the Sentinel 2000 system in the U.S. and to perform up to 60 implants in up to 15 centers nationwide. Until the Company receives PMA approval, the Company will be subject to FDA-imposed limitations on the number of patients who may receive Sentinel 2000 implants and the number and location of clinical sites at which implants may be performed. The Company would be unable to sell additional Sentinel 2000 systems in the U.S. should the number of implants reach the limits authorized by the FDA and such limitation could have a material adverse effect on the Company's business, financial condition and results of operations. The Company obtained an IDE with respect to its laser catheter ablation system that permits up to 15 clinical trials at two medical centers. The Company filed an IDE with respect to its RF catheter ablation system and received IDE approval with respect to this technology in February 1996. This IDE allows the Company to perform up to 20 procedures at up to four centers nationwide. The Company intends to pursue this technology more aggressively as funding becomes available. The timing of both the IDE and PMA review processes is unpredictable and uncertain, and the failure to obtain the necessary approvals on a timely basis would have a material adverse effect on the Company's business, financial condition and results of operations.

COMPETITION

      Competition in the ICD market is intense. Although the Company's ICDs will also compete with alternative treatments for VT such as drug therapy, open heart surgery and cardiac ablation, the Company believes that ICD manufacturers constitute its primary competition. Although no assurance can be given that PMA approval will ever be obtained for the Sentinel series products, or that competitors will not introduce new products with similar features or that the market will accept the Sentinel series, the Company believes the Sentinel series will be able to compete effectively with other ICD devices currently in the market due to its smaller size and certain other proprietary features that will ease implantation, improve patient therapy and improve monitoring capability. Most of the Company's competitors in the ICD market, however, have greater financial, manufacturing, marketing, distribution and technical resources and greater name recognition than



                                        5



the Company. Although there can be no assurance that the Company's strategic alliance with Pacesetter will be successful, the Company believes that this strategic alliance will assist the Company in addressing the greater resources and name recognition of its competitors.

     A number of companies are believed to be developing ablation devices to treat SVT, certain of which are larger companies with significant resources. To date, however, few companies have focused on ablation devices to treat VT. There can be no assurance, however, that competitors of the Company will not be able to develop and introduce cardiac ablation systems that may be more effective in treating VT. In addition, catheter ablation technologies also compete with drug therapy. While historically drug therapy has had limited effectiveness and caused adverse side effects, new drugs under development may offer improved treatment outcomes.

UNCERTAINTY OF THIRD PARTY REIMBURSEMENT AND HEALTH CARE REFORM

     The Company's ability to market its products successfully in the U.S. will depend in part on the extent to which reimbursement for the cost of such products and related treatment will be available from government health administration authorities (such as the Health Care Financing Administration ("HCFA"), which determines Medicare reimbursement levels), private health insurers, health maintenance organizations and other third-party payors. Payors are increasingly challenging the need for and prices of medical products and services. Payors may deny reimbursement for procedures that they deem experimental or for devices that are used other than for FDA-approved indications. Currently, HCFA does not allow Medicare reimbursement for certain kinds of products and related procedures that have not received FDA approval, and certain private third-party payors have also begun denying such reimbursement. Although the Company's products are currently being reimbursed by HCFA and third-party payors, there can be no assurance that HCFA and the third-party payors will continue to reimburse such products. With respect to the Company's ablation systems, even if the Company obtains a PMA, some payors may deny coverage until the procedure becomes generally accepted by the medical profession. The inability of hospitals and other providers to obtain reimbursement from third-party payors for the Company's products and related procedures would have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company expects that there will be continued pressure on cost-containment throughout the U.S. health care system. Reforms may include mandated basic health care benefits, controls on health care spending through limitations on the growth of private health insurance premiums and Medicare and Medicaid spending, the creation of large insurance purchasing groups and fundamental changes to the health care delivery system. The Company anticipates that Congress and state legislatures will continue to review and assess alternative health care delivery systems and payment methodologies and public debate of these issues will likely continue in the future. Due to uncertainties regarding the ultimate features of reform initiatives and their enactment and implementation, the Company cannot predict which, if any, of such reform proposals will be adopted, when they may be adopted or what impact they may have on the Company.

INTELLECTUAL PROPERTY PROTECTION

     The Company has a number of U.S. and foreign patents and patent applications. The Company also owns certain registered trademarks and has applied for several other trademarks in the U.S. and certain foreign countries. There can be no assurance, however, that patents and trademarks will be granted in the future, or that any patents and trademarks that the Company now



                                        6



holds or may be granted or under which it has been granted licenses will be valid or otherwise be of value to the Company. Even if the Company's patents and trademarks are valid, others may be able to introduce non-infringing products that are competitive with those of the Company.

     The Company conducts an ongoing evaluation of potential infringement of any proprietary rights of third parties by the products the Company intends to market. Regardless of the Company's efforts to evaluate the potential infringement of any proprietary rights of third parties, however, there can be no assurance that such infringements do not exist or may not arise in the future. There has been substantial litigation regarding patent and other intellectual property rights in the medical device industry, particularly in the ICD market. Litigation, which could result in substantial cost to and diversion of effort by the Company, may be necessary to enforce patents issued to or licensed by the Company, to protect trade secrets or know-how owned by the Company or to defend the Company against claimed infringement of the rights of others and to determine the scope and validity of the proprietary rights of others. Adverse determinations in litigation could subject the Company to significant liabilities to third parties or could require the Company to seek licenses from third parties. Although patent and intellectual property disputes in the medical device area have often been settled through licensing or similar arrangements, costs associated with such arrangements may be substantial and there can be no assurance that necessary licenses would be available to the Company on satisfactory terms or at all. Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent the Company from manufacturing and selling its products, which would have a material adverse effect on the Company's business, financial condition and results of operations. In the event that litigation or licensing of the Company's patents were to occur, the license agreement currently in existence between the Company and Pacesetter may affect the ability of the Company to settle any intellectual property disputes related to the Company's products on reasonable terms or at all, which could have a material adverse effect on the Company's business.

     The Company also relies on trade secrets and proprietary know-how, which it seeks to protect, in part, through confidentiality agreements with employees, consultants and other parties. There can be no assurance, however, that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known to or independently developed by competitors.

REQUIREMENTS OF PACESETTER RELATIONSHIP

     The Company and Pacesetter are parties to a Preferred Stock, Preferred Stock Option and Subordinated Debenture Purchase Agreement (the "Purchase Agreement"), an OEM Marketing and Manufacturing Agreement (the "OEM Agreement") and a License Agreement (the "License Agreement"). Pursuant to the OEM Agreement, if the Company fails to fulfill all product quantity, quality and specification requirements, Pacesetter may elect to manufacture these products and pay the Company a royalty that is less than the transfer price payment the Company would have received had it manufactured the products and sold them to Pacesetter. No assurance can be given that the Company will be able to fulfill these requirements, and the failure to do so could have a material adverse effect on the Company's operations. In addition, the License Agreement, on its face, contains certain conditional rights and obligations for both Pacesetter and the Company with respect to sublicensing of the Company's defibrillator patents and patent applications in existence at the time of the License Agreement. In the event that litigation or licensing of the Company's patents were to occur, the License Agreement may affect the ability of the Company to settle any



                                        7



intellectual property disputes related to the Company's products on reasonable terms or at all, which could have a material adverse effect on the Company's business.

     The Purchase Agreement provides that, until one year after PMA approval of the Company's first ICD (other than the Sentinel 2000), Pacesetter will have a right of first refusal any time the Company receives an offer for the purchase, license, lease or transfer of all or a substantial portion of the Company's assets or business or for the purchase of a majority interest in the capital stock of the Company. In connection with this right of first refusal, Pacesetter will have 21 days after notice to determine whether it will exercise its right by proceeding with the transaction on the same terms and conditions as are set forth in the offer. This right of first refusal could have the effect of delaying, deferring or preventing a change in control of the Company, which could operate to deny shareholders the receipt of a premium on their Common Stock and could have a depressive effect on the market price for the Common Stock.

GOVERNMENT REGULATION

     The medical products the Company intends to market are subject to regulation in the U.S. by the FDA. The process of complying with such regulations with respect to new products can be costly and time-consuming. The Company's ICD products and its catheter ablation systems are subject to a lengthy and expensive pre-market approval process with the FDA. The Company received IDE approval for the Sentinel 2000 system at the end of October 1995. The IDE allows the Company to conduct clinical trials of the Sentinel 2000 system in the U.S. and to perform up to 60 implants in up to 15 centers nationwide. Clinical trials of the Sentinel 2000 system were commenced in the U.S. in March 1996. The Company received IDE approval with respect to its RF catheter ablation system in February 1996. This IDE allows the Company to perform up to 20 procedures at up to four centers nationwide. The Company has also received an IDE with respect to its laser catheter ablation system permitting it to perform up to 15 procedures at two medical centers. The data collected in clinical trials (both in and outside the U.S.) of the Company's Sentinel 2000 and its catheter ablation systems will be used to prepare the PMA applications for such products. If such PMA applications are accepted for filing by the FDA, they will be reviewed further by the FDA and subsequently by the FDA Circulatory System Devices Panel. After considering the panel's recommendation, the FDA will determine whether to approve such PMA applications. Approval of the Company's applications for PMAs for the Sentinel series and its catheter ablation systems will depend on a wide variety of factors, many of which are outside the Company's control. Approval will also require an inspection by the FDA to determine whether the Company's operations conform with the FDA's current Good Manufacturing Practices. There can be no assurance that the Company will be successful in obtaining a PMA for its products, in a timely manner, or at all. Delays in obtaining marketing approvals and clearances in the U.S. could have significant adverse consequences on the Company and its operations. The Company is also subject to certain FDA regulations governing manufacturing practices, packaging and labelling. Further, the FDA regulates the export of medical devices that have not been approved or cleared for marketing in the United States. Prior to commencement of sales outside the U.S., the Company will be required either to obtain export approval from the FDA or to establish a manufacturing capacity abroad. The Company has received export approval under FDA regulations that allows shipment of its products to the United Kingdom, and has also contracted with a manufacturer in Scotland to manufacture its products for use in Europe.

     The Company's products are also subject to regulation by agencies comparable to the FDA in foreign countries. The Company has initiated limited human clinical trials of the Sentinel 2000



                                        8



in Germany, Italy and the United Kingdom. Under the Active Implantable Medical Device Directive, which was fully implemented in the EU in January 1995, regulatory documents and test information must be submitted to the governmental agency of each country in which the Company intends to conduct human clinical trials. In September 1995, the Company filed for CE Mark approval with TUV, a Notified Body that certifies the safety of medical device products and the quality assurance systems put in place by the manufacturer of the medical device. The Company will be conducting clinical trials with its Sentinel ICD while it awaits review of its application by the Notified Body and the issuance of the CE Mark. Upon completion of the clinical trial requirements, the Company filed for a CE mark, approval of which will allow the Company to commence commercial marketing of its products throughout the EU. There can be no assurance, however, that the Company will be allowed to conduct the necessary human clinical studies of the Sentinel 2000 in Europe or that the Company will obtain CE mark approval, on a timely basis or at all. The Company has contracted with a manufacturer in Scotland to manufacture its products for use in clinical trials in Europe, and this facility has received ISO 9002 certification.

MARKET ACCEPTANCE

      Market acceptance of the Company's products will depend, in part, on the therapeutic capabilities and operating features of its products as compared to competing products and will also depend on the Company's ability to convince the medical community of the clinical efficacy of its products. Failure of the Company's products to gain market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations.

POSSIBLE OBSOLESCENCE DUE TO TECHNOLOGICAL CHANGE

     The medical device industry is subject to rapid technological innovation and, consequently, the life cycle of a particular product tends to be relatively short. The Company is engaged in a field characterized by extensive research and development efforts. There can be no assurance that alternative treatments or other discoveries and developments with respect to ICDs or catheter ablation systems will not render the Company's products obsolete. The greater financial and other resources of many of the Company's competitors may permit such competitors to respond more rapidly than the Company to technological advances.

LIMITED MANUFACTURING OR MARKETING EXPERIENCE

     Although management of the Company has limited manufacturing and marketing experience with respect to the Sentinel series and the catheter ablation systems, key members of management do have experience in manufacturing and marketing ICDs and other medical products. In addition, on February 16, 1996, the Company received ISO 9002/EN 46002 certification of its quality systems. While there can be no assurance that the Company will be able to develop an effective manufacturing and marketing function, the Company believes that the OEM Agreement entered into with Pacesetter will support and enhance these efforts. Failure to develop an effective manufacturing function could also result in the failure of the Company to meet Pacesetter's product requirements, resulting in a royalty from Pacesetter that is lower than the transfer price payment the Company would have otherwise received.



                                        9



DEPENDENCE ON KEY PERSONNEL

     The Company's success depends largely on its senior management and other key personnel. Accordingly, the loss of the services of key individuals could have a material adverse effect on the Company's operations and on its current and future product development efforts.

SUFFICIENCY OF PRODUCT LIABILITY INSURANCE

     The Company currently carries product liability insurance covering its products with policy limits of $5.0 million per occurrence and $5.0 million in the aggregate. It cannot be predicted, however, whether such insurance is sufficient, or if not, whether the Company will be able to obtain such insurance as is sufficient, to cover the risks associated with the Company's business or whether such insurance will be available at premiums that are economically feasible. Lack of sufficient insurance could expose the Company to suits for substantial damages.

LACK OF PROSPECTIVE DIVIDENDS

     The Company has not paid dividends on its Common Stock and does not anticipate paying cash dividends in the foreseeable future. The Company intends to retain any earnings to finance the development of its business. There can be no assurance that the Company will ever pay cash dividends.

                              SELLING SHAREHOLDERS

     Appendix A to this Prospectus sets forth certain information regarding the Selling Shareholders. The Shares are being registered to permit the public resale of the Shares, and the Selling Shareholders may offer the Shares for resale from time to time. See the cover page of this Prospectus. Of the Shares being offered by the Selling Shareholders, (i) an aggregate of 834,999 Shares are issuable upon the exercise of the Bridge Warrants; (ii) an aggregate of 359,850 Shares were issued upon the exercise of the Placement Agent Warrants;
(iii) an aggregate of 75,000 Shares are issuable upon the exercise of the Taylor Warrant; (iv) an aggregate of 875,000 Shares are issuable to St. Jude upon conversion of the Company's Preferred Stock; and (v) an aggregate of 250,000 Shares are issuable to St. Jude upon conversion of the Debenture. The table in Appendix A sets forth certain information, as of April 1, 1996, and as adjusted to reflect the sale of the Shares offered hereby, with respect to the beneficial ownership of the Common Stock by the Selling Shareholders. Upon the exercise of the Bridge Warrants, the Taylor Warrant, the Preferred Stock and the Debenture in accordance with their terms, unless otherwise noted, the Selling Shareholders will possess sole voting and investment power with respect to the Shares shown in Appendix A.

                               VALIDITY OF SHARES

     Certain legal matters with respect to the validity of the Shares offered hereby will be passed upon for the Company by Oppenheimer Wolff & Donnelly, Minneapolis, Minnesota.

                                     EXPERTS

     The financial statements of the Company incorporated by reference in this Registration Statement have been audited by KPMG Peat Marwick LLP, independent certified public accountants, for the periods indicated in their report thereon, which report is incorporated by



                                       10



reference in the Annual Report on Form 10-K for the year ended July 31, 1995. The financial statements audited by KPMG Peat Marwick LLP have been incorporated herein by reference in reliance on their report given on their authority as experts in accounting and auditing. To the extent that KPMG Peat Marwick LLP audits and reports on the financial statements of the Company issued at future dates, and consents to the use of their reports thereon, such financial statements will also be incorporated by reference in the Registration Statement in reliance upon their reports and said authority.



                                       11



                                                                      APPENDIX A

                              SELLING SHAREHOLDERS

                                                                                     SHARES BENEFICIALLY
                                  SHARES OF COMMON                                     OWNED AFTER
                                  STOCK BENEFICIALLY                                  COMPLETION OF
                                  OWNED PRIOR TO THE         NUMBER OF SHARES        THE OFFERING (3)
SELLING SHAREHOLDER               OFFERING (1)(2)             BEING OFFERED          NUMBER      PERCENT (4)
- -------------------               ------------------          -------------          ------      -------
St. Jude Medical                     1,125,000   (5)           1,125,000                      0       0
Raymond James &
  Associates, Inc.                     359,850   (6)             359,850                      0       0
Glen Taylor                            473,091   (7)             200,000                273,091    1.1%
Lyle D. Joyce                          279,435   (8)              20,833                258,602    1.1%
Joseph C. Kiser                        377,836   (9)              20,833                357,836    1.5%
Hanrow Financial Group Ltd.            651,667   (10)             41,666                610,000    2.6%
Hanrow Business Finance, Inc.           41,667   (11)             41,667                      0       0
Darrel A. Carlson                       54,400                    12,500                 41,900       *
Lawrence R. Commers                     28,456                     5,000                 23,456       *
Craig W. Funk                           30,875                    12,500                 18,375       *
Frank Gessell                           19,242                     6,250                 12,992       *
David Gonyea                            17,811                     8,750                  9,061       *
Thomas Hay                              38,000                     6,250                 31,750       *
Jerry Mulder                            44,000                    10,000                 34,000       *
Dennis J. and Shirley A. Truempi        68,400                     6,250                 62,150       *
Equity IRA FBO James H. Johnson         39,500                     6,250                 33,250       *
Frederick O. Watson Trust               22,500                    12,500                 10,000       *
Barry A. McLaughlin                     64,500                    39,500                 25,000       *
Wesley C. Hayne                          9,875                     9,875                      0       0
Kevin S. Miller                          9,875                     9,875                      0       0
Best & Flanagan PLLP                     9,875                     9,875                      0       0
Robert E. Youngquist                    62,500                    25,000                 37,500       *
Dr. Lee S. Chapman                      97,700   (12)             25,000                 72,700       *
Thomas F. Fiedler                       38,008                    12,500                 25,508       *
Joseph A. Fiedler                      100,000                    25,000                 75,000       *
Walter S. Chapman                        8,750                     8,750                      0       0
Access Leasing Corporation              75,000                    75,000                      0       0
Gregory S. Goodman                      37,500                    37,500                      0       0
Kenneth L. Rothman                      37,800                    18,750                 19,050       *
Andrew K. Loft                          12,500                    12,500                      0       0
Okabena Partnership K                   50,000                    50,000                      0       0
Draft Co.                               62,500                    62,500                      0       0
H. William Lurton                       25,000                    25,000                      0       0
Allbrook & Co.                          98,821                    32,500                 66,321       *
Dennis Brown                             2,625                     2,625                      0       0
Sima Griffith                            7,650                     7,650                      0       0
Jack Levi                                7,650                     7,650                      0       0
P. Michael Trautner                        850                       850                      0       0
Robert W. Fullerton                        850                       850                      0       0
                                                               ---------
                                                               2,394,849


- --------------------------------------
*    Less than one percent (1%).



                                       A-1



(1) Based upon questionnaires received from each Selling Shareholder, or a representative of the Selling Shareholder, in connection with the preparation of the Registration Statement on Form S-3, of which this Prospectus is a part, showing beneficial ownership as of April 1, 1996.

(2) Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days are treated as outstanding only when determining the amount and percentage owned by such person or group.

(3) This assumes that all Shares being offered and registered hereunder are sold, although no Selling Shareholder is obligated to sell any Shares.

(4)  Based upon 23,833,407 shares of Common Stock outstanding as of April 1,
     1996.

(5) The Company has a strategic alliance with Pacesetter, a subsidiary of St. Jude. See "The Company" and "Risk Factors - Requirements of Pacesetter Relationship."

(6) Raymond James & Associates, Inc. ("Raymond James") has provided investment banking services to the Company in the past and has an agreement with the Company that expires in July 1998 to act as investment banker to the Company in connection with certain matters. Raymond James also makes a market in the Common Stock.

(7) Includes 5,000 shares which may be acquired within 60 days upon the exercise of stock options. Mr. Taylor has served as a director of the Company since 1992.

(8)  Includes 91,000 shares held by the MTA Retirement Plan and Trust FBO Lyle
     D. Joyce, 7,500 Bridge Warrants held by the MTA Retirement Plan and Trust FBO Lyle D. Joyce, 128,602 shares held directly by Dr. Joyce, and 39,000 shares which may be acquired by Dr. Joyce within 60 days upon the exercise of stock options. Dr. Joyce has served as a director of the Company since 1988.

(9)  Includes 43,567 shares held by the MTA Retirement Plan and Trust FBO Joseph
     C. Kiser, 253,436 shares held directly by Dr. Kiser, and 60,000 shares which may be acquired by Dr. Kiser within 60 days upon the exercise of stock options. Dr. Kiser has served as a director of the Company since 1988.

(10) Includes 610,000 shares of Common Stock beneficially owned by Hanrow Financial Group Ltd. ("Hanrow Financial"). Hanrow Financial is the general partner of Hanrow Capital Fund and Hanrow Capital Fund III, which own 30,000 and 580,000 shares of Common Stock, respectively. Dennis Evans, a director of the Company since 1990, is the President and Chief Executive Officer of Hanrow Financial. Excludes shares beneficially owned by Hanrow Business Finance, Inc.

(11) Hanrow Business Finance, Inc. is affiliated with Hanrow Financial. Excludes shares beneficially owned by Hanrow Financial.

(12) Includes 53,700 shares of Common Stock held by the Dr. Lee S. Chapman Profit Sharing Plan and Trust, of which Dr. Chapman serves as trustee.



                                       A-2



                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The table below sets forth the estimated expenses in connection with the offer and sale of the shares of the Common Stock of the Registrant covered by this Registration Statement. All of such expenses are estimates, except for the SEC registration fee.

     SEC registration fee...................................     $ 8,465
     Fees and expenses of counsel for the Company...........      10,000
     Fees and expenses of accountants for the Company.......       5,000
     Blue Sky fees and expenses.............................       2,500
     Printing expenses......................................       1,000
     Miscellaneous..........................................       2,035
                                                                 -------

               *Total.......................................     $29,000
                                                                 =======


*    None of the expenses listed above will be borne by the Selling
     Shareholders.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Minnesota Business Corporation Act requires that the Company indemnify any director, officer or employee made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with the proceeding if certain statutory standards are met. "Proceeding" means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including a derivative action in the name of the Company. Reference is made to the detailed terms of the Minnesota indemnification statute (Minn. Stat. ss. 302A.521) for a complete statement of such indemnification rights. The Company's Restated Articles of Incorporation also require the Company to provide indemnification to the fullest extent of the Minnesota indemnification statute.

     Article V of the Company's Bylaws provides that each director, officer, employee or agent, past or present, of the Company, and each person who serves or may have served at the request of the Company as a director, officer, employee or agent of another corporation or employee benefit plan, and their respective heirs, administrators and executors, shall be indemnified by the Company in accordance with, and to the fullest extent permissible by, applicable state law.

     The Company maintains directors' and officers' liability insurance, including a reimbursement policy in favor of the Company.

ITEM 16.  EXHIBITS

     4.1 Articles of Merger, including Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3A contained in the Registration Statement on Form 8-A (File No. 0- 17019)).

     4.2 Amended Bylaws (incorporated by reference to Exhibit 3B contained in the Registration Statement on Form S-4 (File No. 33-20761)).

     4.3  Amended Form of Common Stock Certificate (incorporated by reference to
          Exhibit 4A to the Registration Statement on Form 8-A (File No. 0-17019)).



                                      II-1



     5.1  Opinion and Consent of Oppenheimer Wolff & Donnelly (filed herewith).

    23.1  Consent of KPMG Peat Marwick LLP (filed herewith).

    23.2  Consent of Oppenheimer Wolff & Donnelly (included in Exhibit 5.1).

    24.1  Power of Attorney (included on page II-4 of this Registration
          Statement).


ITEM 17.  UNDERTAKINGS.

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering price range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



                                      II-2



(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                                      II-3



                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis and State of Minnesota, on April 29, 1996.

                                        ANGEION CORPORATION


                                        By /s/ Whitney A. McFarlin
                                           Whitney A. McFarlin
                                           President and Chief Executive Officer


                                POWER OF ATTORNEY

     KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Whitney A. McFarlin and David L. Christofferson, and each of them, as his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on April 29, 1996 in the capacities indicated.

      Signature                                   Title


/s/ Whitney A. McFarlin          Chairman of the Board, President and Chief
Whitney A. McFarlin              Executive Officer (principal executive officer)


/s/ David L. Christofferson      Vice President, Chief Financial Officer and
David L. Christofferson          Secretary (principal financial and accounting
                                 officer)


/s/ Arnold A. Angeloni           Director
Arnold A. Angeloni


/s/ Dennis E. Evans              Director
Dennis E. Evans


/s/ Lyle D. Joyce, M.D., Ph.D.   Director
Lyle D. Joyce, M.D., Ph.D.



                                      II-4



/s/ Joseph C. Kiser, M.D.        Director
Joseph C. Kiser, M.D.


/s/ Donald Maurer                Director
Donald Maurer


/s/ Glen Taylor                  Director
Glen Taylor



                                      II-5



                               ANGEION CORPORATION
               EXHIBIT INDEX TO REGISTRATION STATEMENT ON FORM S-3


Item No.                   Item                              Method of Filing

  4.1           Articles of Merger, including Amended        Incorporated by reference to Exhibit 3A
                and Restated Articles of Incorporation       contained in Form 8-A (File No.
                                                             0-17019).

  4.2           Amended Bylaws                               Incorporated by reference to Exhibit 3B
                                                             contained in the registration statement on
                                                             Form S-4 (File No. 33-20761).

  4.3           Amended Form of Common Stock Certificate     Incorporated by reference to Exhibit 4A
                                                             contained in the registration statement on
                                                             Form 8-A (File No. 0-17019).

  5.1           Opinion and Consent of Oppenheimer           Filed herewith electronically.
                Wolff & Donnelly

 23.1           Consent of KPMG Peat Marwick LLP             Filed herewith electronically.

 23.2           Consent of Oppenheimer Wolff & Donnelly      Included in Exhibit 5.1.

 24.1           Power of Attorney                            Included on page II-4 of this Registration Statement.



                                      II-6